Exhibit 99.1

M  A  C  K  –  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI ANNOUNCES PRICING AND EXPIRATION OF TENDER OFFER FOR ANY AND ALL OF ITS

7.750% SENIOR UNSECURED NOTES DUE AUGUST 15, 2019

Jersey City, New Jersey—September 19, 2016—Mack-Cali Realty Corporation (NYSE: CLI)(the “Company”) today announced the pricing and expiration of the previously announced tender offer (the “Tender Offer”) of its operating partnership, Mack-Cali Realty, L.P. (the “Operating Partnership”), to purchase for cash any and all of the Operating Partnership’s outstanding 7.750% Senior Unsecured Notes due August 15, 2019 listed in the table below (the “Notes”).

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Tender Offer Consideration (2)(3)
7.750% senior unsecured notes due 2019 (1)	55448QAP1	$250,000,000	0.750% UST due 08/15/19	FIT1	+115 bps	$1,159.77

(1)         Issuer: Mack-Cali Realty, L.P.

(2)         Per $1,000 principal amount.

(3)         Tender Offer Consideration (as defined below) calculated on the basis of pricing for the U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on September 16, 2016.

The Tender Offer was made pursuant to the terms and conditions set forth in the offer to purchase, dated September 12, 2016, and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes. The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the Tender Offer.

The “Tender Offer Consideration” listed in the table above for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Tender Offer Documents by reference to a fixed spread specified for the Notes (the “Fixed Spread”) specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on September 16, 2016.

Holders also will receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company initially makes payment for such Notes (the “Settlement Date”).  The Tender Offer expired at 5:00 p.m., New York City time, on September 16, 2016 (the “Expiration Date”), and the Settlement Date is expected to be September 19, 2016.

According to information provided by Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, $114,916,000 aggregate principal amount of Notes was validly tendered prior to or at the Expiration Date and not validly withdrawn. This amount includes $52,000 aggregate principal amount of outstanding Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents, which remain subject to the holders’ performance of the delivery requirements under such procedures.

The Company has accepted for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Date. The conditions to the Tender Offer have been satisfied, therefore, the Company expects the payment for the purchased Notes to be made on the Settlement Date, provided that payment for Notes delivered in accordance with the guaranteed delivery procedures is expected to be made on September 21, 2016.

Information Relating to the Tender Offer

Citigroup Global Markets Inc. is the dealer manager for the Tender Offer. Investors with questions regarding the Tender Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Global Bondholder Services Corporation is the depositary and information agent for the Tender Offer and can be contacted at (866) 807-2200 (toll-free) or (212) 430-3774 (collect).

None of the Company or its affiliates, their respective boards of directors, the dealer manager, the depositary and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer, including complete instructions on how to tender Notes, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials incorporated by reference therein, because they will contain important information. The Tender Offer Documents may be downloaded from Global Bondholder Services Corporation’s website at http://www.gbsc-usa.com/Mack-Cali or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 807-2200 (bankers and brokers can call collect at (212) 430-3774).

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at http://www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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